SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 4, 2007

DIGITALPOST INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-124405	98-0434357
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3240 El Camino Real, Suite 230, Irvine, CA 92602
(Address of Principal Executive Offices)(Zip Code)

(714) 824-3000
Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02—Unregistered Sales of Equity Securities

During October 2007, the Company commenced a private offering of its securities for the purpose of raising investment whereby it entered into Convertible Note and Warrant Agreements (“Convertible Notes”) with five accredited investors, one of which is the chief financial officer of the Company. As of October 8, 2007, pursuant to the terms of the offering, the investors purchased an aggregate of $630,000 of 8% senior secured convertible notes and were issued warrants to purchase shares of the Company’s common stock. The senior secured convertible notes are secured by the Company’s assets and are due October 2009. Each senior secured convertible note holder has the right, at any time, to convert their note into shares of the Company’s common stock at a conversion ratio of one share of common stock for each $0.40 of principal amount of their note for a maximum potential aggregate of 1,575,000 shares of common stock; in addition, the investors were issued warrants to purchase an aggregate of 1,575,000 shares of common stock at an exercise price of $0.50 per share that expire five years from the date of issuance. The offer and sale of the securities underlying the Convertible Notes were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Sections 4(2) and Section 4(6) of the Securities Act of 1933 and/or Rule 506 of Regulation D adopted thereunder.

One of the five investors who entered into the Convertible Notes is the chief financial officer of the Company. The Company owed the chief financial officer $92,300 as of September 30, 2007, of which, the chief financial officer exchanged $45,000 of the $92,300 due for $45,000 of Convertible Notes. As a result, $45,000 of the $630,000 notes issued were purchased by the chief financial officer.

Item 5.02—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2007, the Company granted an option to purchase 875,000 common shares of the Company at an exercise price of $.70 per share to the Company’s chief financial officer pursuant to an existing employment agreement.

Item 9.01—Financial Statement and Exhibits

4.1    Form of Convertible Note and Warrant Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DigitalPost Interactive, Inc

By:	/s/ Mike Sawtell
Name: Mike Sawtell
Title: Chief Executive Officer, President and Sole Director

Date:       October 9, 2007